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                                                                   EXHIBIT 10(u)

                               CHANGE OF CONTROL
                              SEVERANCE AGREEMENT


         AGREEMENT between K N ENERGY, INC. , a Kansas corporation (the "COMPANY"), and ________________________ (EXECUTIVE"),

                             W I T N E S S E T H :

         WHEREAS, the Company desires to retain certain key employee personnel and, accordingly, the Board of Directors of the Company (the "BOARD") has approved the Company entering into a severance agreement with Executive in order to encourage his continued service to the Company; and

         WHEREAS, Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

         1.      DEFINITIONS.

                 (a) "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company.

                 (b) "CHANGE IN DUTIES" shall mean the occurrence, within two years after the date upon which a Change in Control occurs, of any one or more of the following:

                          (i) A significant reduction in the nature, scope of authority or duties of Executive from those applicable to him immediately prior to the date on which a Change in Control occurs;

                          (ii) A substantial reduction in Executive's annual base salary or bonus opportunity under any applicable bonus or incentive compensation plan from that provided to him immediately prior to the date on which a Change in Control occurs;

                          (iii) Receipt of employee benefits (including but not limited to medical, dental, life insurance, accidental, death, and dismemberment, and long-term disability plans) and perquisites by Executive that are materially inconsistent with the employee benefits and perquisites provided by the Company to executives with comparable duties; or

                          (iv) A substantial change in the location of Executive's principal place of employment by the Company by more than 50 miles from the location where he was principally employed immediately prior to the date on which a Change in Control occurs.

                 (c) "CHANGE IN CONTROL" means the occurrence of one or more of the following events:
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                          (i)     any "person", as such term is used in
         Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

                          (ii) during any period of two consecutive years (not including any period prior to the effective date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in (i), (iii) or (iv) of this Paragraph) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (b) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason other than normal retirement, death or disability to constitute at least a majority thereof; or

                          (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other person, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities for the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger in which no "person" (as defined above) acquires more than thirty percent (30%) of the combined voting power of the Company's then outstanding securities; or

                          (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

                 (d) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 (e) "COMPANY'S INDUSTRY" shall mean (i) the energy industry, including without limitation the acquisition, development, transportation, distribution, and provision of electric and natural gas sources and services; and (ii) any other nature or type of business or industry in which, at the time of Executive=s termination, the Company is engaged or involved or has plans to engage or become involved within one year thereafter.

                 (f)      "COMPENSATION" shall mean the greater of:

                          (i) Executive's base salary immediately prior to the date on which a Change in Control occurs plus the amount of any cash incentive bonus to be paid to Executive pursuant to the Company's annual incentive plan based on the maximum of the



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         current year's target; or

                          (ii) Executive's base salary at the time of his Involuntary Termination plus the amount of any cash incentive bonus to be paid to Executive pursuant to the Company's annual incentive plan based on the maximum of the current year=s target.

                 (g) "COMPENSATION COMMITTEE" shall mean the Compensation Committee of the Board of Directors.

                 (h) "CONFIDENTIAL INFORMATION" shall include all information relating to (i) the Company's Customers, Prospective Customers, providers, suppliers, and other business affiliates; (ii) the Company's policies, practices, operating information, financial information, business plans, and market approaches; and (iii) other information, techniques or approaches used by the Company and not generally known in the Company's Industry. The Company believes that some or all of this information constitutes trade secrets; however, the "Confidential Information" covered by the Restrictive Covenants set forth in Paragraph 6 hereof need not satisfy the legal definition or requirements of a "trade secret" to be protected from disclosure thereunder.

                 (i) "CUSTOMER" shall include any person or entity to whom electricity, natural gas, or services are sold by the Company, and any person or entity with whom the Company has established strategic marketing, services or other alliances.

                 (j) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 (k) "INVOLUNTARY TERMINATION" shall mean any termination of Executive's employment with the Company which:

                          (i) does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this subparagraph
         (k)); or

                          (ii) results from a resignation by Executive on or before the date which is sixty days after the date upon which Executive receives notice of a Change in Duties;

provided, however, the term "INVOLUNTARY TERMINATION" shall not include a Termination for Cause or any termination as a result of death, disability under circumstances entitling him to benefits under the Company's long-term disability plan, or Retirement.

                 (l) "PROSPECTIVE CUSTOMER" shall include any person or entity toward whom the Company has directed efforts to establish a Customer relationship or strategic alliance and with whom the Company has a reasonable expectation of establishing such a relationship or alliance.

                 (m) "RETIREMENT" shall mean Executive's resignation on or after the date he reaches age sixty-five.





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                 (n)      "SEVERANCE AMOUNT" shall mean an amount equal to [one
(1)/two (2)/three (3)] times Executive's Compensation.

                 (o) "TERMINATION FOR CAUSE" shall mean termination of Executive's employment by the Company (or its subsidiaries) by reason of Executive's (i) gross negligence in the performance of his duties, (ii) willful failure to perform his duties or (iii) willful engagement in conduct which is injurious to the Company or its subsidiaries (monetarily or otherwise).

                 (p) "WELFARE BENEFIT COVERAGES" shall mean the medical, dental, life insurance and accidental death and dismemberment coverages provided by the Company to its active employees.

         2. SERVICES. Executive agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability and in a prudent and businesslike manner and that he will devote substantially the same time, efforts and dedication to his duties as heretofore devoted.

         3. SEVERANCE BENEFITS. If Executive's employment by the Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs within two years after the date upon which a Change in Control occurs, then Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including its subsidiaries), the following severance benefits:

                 (a) A lump sum cash payment in an amount equal to Executive's Severance Amount.

                 (b) Executive shall be entitled to continue the Welfare Benefit Coverages for himself and, where applicable, his eligible dependents following his Involuntary Termination for up to [twelve (12)/twenty-four
(24)/thirty-six (36)] months. Such benefit rights shall apply only to those Welfare Benefit Coverages which the Company has in effect from time to time for active employees. Welfare Benefit Coverage(s) shall immediately end upon Executive's obtainment of new employment and eligibility for reasonably comparable Welfare Benefit Coverage(s) (with Executive being obligated hereunder to promptly report such eligibility to the Company). Nothing herein shall be deemed to adversely affect in any way the additional rights, after consideration of this extension period, of Executive and his eligible dependents to health care continuation coverage as required pursuant to Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended.

                 (c) The severance payments under this Agreement shall be paid to an Executive on or before the 10th business day after the last day of Executive's employment with the Company. Any severance benefits paid pursuant to this Paragraph will be deemed to be a severance payment and not compensation for purposes of determining benefits under the Company's qualified plans and shall be subject to any required tax withholding.

                 (d) Notwithstanding anything to the contrary in this or any other agreement, upon a Change in Control, Executive's stock options or restricted stock granted and outstanding





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under all K N Energy, Inc. stock plans shall become immediately exercisable and all restrictions thereon shall be removed.

         4. INTEREST ON LATE BENEFIT PAYMENTS. If any payment provided for in Paragraph 3(a) hereof is not made when due, the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at the prime or base rate of interest announced by Citibank, N.A. (or any successor thereto) at its principal office in New York, New York and shall change when and as any such change in such prime or base rate shall be announced by such bank.

         5. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by
Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within five days of the receipt of such claim. The Company shall notify Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company's action. If, as a result of the Company's action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

         6. RESTRICTIVE COVENANTS. Executive is a member of the Company's executive and management personnel whose duties include the formulation, administration, and execution of Company policies, and high-level contact with and responsibility for the Company's Customers and Prospective Customers. In addition, Executive is provided with extensive information regarding the Company's policies, practices, operating information, financial information, business plans, market approaches, and Customers. The Noncompetition and Nondisclosure Covenants





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contained in this Paragraph 6 are each reasonable and necessary for the protection of the Company's legitimate business interests, relations with Customers and Prospective Customers, Confidential Information and trade secrets in the event of Executive's separation from employment. These Restrictive Covenants constitute material consideration to the Company for the rights and benefits provided to Executive in this Agreement; and the availability of such rights and benefits constitutes good and sufficient consideration to Executive for his agreement to these Restrictive Covenants, regardless of whether such rights are ever exercised or such benefits are ever realized by Executive.

                 (a) NONCOMPETITION COVENANT. During the time that Executive is employed by the Company and for a period of one (1) year thereafter, and within the states of Colorado, Kansas, Missouri, Nebraska, Oklahoma, Texas, Utah and Wyoming, Executive shall not, directly or indirectly, individually or as an employee, officer, director, independent contractor, consultant, or agent, or as a venturer, partner, member, shareholder, or other beneficial holder of any interest in any sole proprietorship, joint venture, partnership, limited liability company, corporation, or other entity or business organization: (i) engage in or be involved in any way in the Company's Industry; or (ii) solicit the business of or seek to enter into a business relationship with any Customer or Prospective Customer of the Company in areas of the Company's Industry. However, this Noncompetition Covenant shall not apply or be enforceable if Executive is terminated by the Company without cause (as "cause" is defined in Paragraph 1(o) hereof) and if there has not been a Change in Duties for Executive.

                 (b) NONDISCLOSURE COVENANT. During the time that Executive is employed by the Company and for a period of two years thereafter (regardless of the reason or cause for termination), Executive shall not, directly or indirectly, (i) use or apply any Confidential Information, alone or with any other person or entity; or (ii) disclose or provide any Confidential Information to any person or entity not authorized by the Company to receive such Confidential Information.

                 (c) REMEDIES. In the event of the breach or threatened breach of any provision of these Restrictive Covenants by Executive, the Company shall be entitled to all appropriate legal and equitable relief, including without limitation temporary restraining orders, preliminary and permanent injunctions, and monetary damages.

                 (d) SURVIVAL AND INDEPENDENCE. These Restrictive Covenants shall be construed as independent of any other agreements between the parties and, except as provided in Paragraph 6(a) hereof, shall survive the termination of employment of Executive for any reason. The existence of any claim or cause of action of Executive against the Company or its successors or assigns, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such Covenants.

                 (e) SEVERABILITY. If any provision of these Restrictive Covenants as applied to any party or to any circumstances is adjudged by a court to be unreasonable, invalid or unenforceable as written, the parties agree that the court making such a determination shall have the power to reduce or alter the duration, area, nature or scope of the subject provision, and in its reduced or altered form such provision will then be enforceable and will be enforced.





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         7.      GENERAL.  This Agreement shall supersede and replace any prior agreement between the Company and Executive providing for severance benefits in the event of a change in control of the Company.

                 (a) TERM. The effective date of this Agreement is October 18, 1996. The initial term of this Agreement shall be the period beginning on said effective date and ending on the one-year anniversary of said effective date. Within sixty days after the expiration of the initial term hereof and within sixty days after each successive one-year period of time thereafter that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Executive a different agreement. The Compensation Committee (excluding any member of the Compensation Committee who is covered by this Agreement or by a similar agreement with the Company) will vote on whether to so extend, terminate, and/or offer Executive a different agreement and will notify Executive of such action within sixty days following the expiration of each one-year period of time that this Agreement is in effect. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Compensation Committee to take any action within sixty days following the expiration of each one-year period of time that this Agreement is in effect shall be considered as an extension of this Agreement for an additional one-year period of time. Notwithstanding anything to the contrary contained in this "SUNSET PROVISION," it is agreed that if a Change in Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this "SUNSET PROVISION," and shall remain in force for a period of two years after such Change in Control, and if within said two years the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such two years after a Change in Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this one-year "SUNSET PROVISION" shall again be applicable with the sixty-day time period for Compensation Committee action to thereafter commence at the expiration of said two years after such Change in Control and on each one-year anniversary date thereafter.

                 (b) INDEMNIFICATION. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the prime or base rate of interest announced by Citibank, N.A. (or any successor thereto) at its principal office in New York, New York and shall change when and as any such change in such prime or base rate shall be announced by such bank.

                 (c) PAYMENT OBLIGATIONS ABSOLUTE. The Company's obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any cir-




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cumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else. All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3(b) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event the Company should acquire knowledge of conduct of Executive that would be defined as "cause" in Paragraph 1(o) hereof after Executive's termination of employment, but before any severance payments are paid hereunder, the Company shall have the right to withhold payment of all or a portion of such severance payments.

                 (d) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his estate. If Executive shall die prior to full payment of amounts accrued pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

                 (e) SEVERABILITY. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 (f) NON-ALIENATION. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

                 (g) NOTICES. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at his principal place of employment or if sent by registered or certified mail to Executive at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

                 (h) CONTROLLING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.

                 (i) RELEASE. As a condition to the receipt of any benefit under Paragraph 3 hereof, Executive shall first execute a release, in the form established by the Company, releasing the Company, its shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive's employment with the Company or the termination of such employment.





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                 (j)      FULL SETTLEMENT.  If Executive is entitled to and
receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims the Executive might or could otherwise assert against the Company on account of his employment or termination of employment.

                 (k) UNFUNDED OBLIGATION. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

                 (l) NOT A CONTRACT OF EMPLOYMENT. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (a) the right of the Company (or its subsidiaries) to discharge Executive at will or (b) the terms and conditions of any other agreement between the Company and Executive except as provided herein.

                 (m) NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ______ day of ________________, 1996.


                                        "EXECUTIVE"



                                        ---------------------------------------


                                        "COMPANY"

                                        K N ENERGY, INC.



                                        By:
                                            -----------------------------------
                                           Name:
                                                 ------------------------------
                                           Title:
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